MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2015 Financial Results

Same store portfolio 59.3 percent preleased
Delivers 4.5 percent annual same store NOI growth

AUSTIN, Texas--(BUSINESS WIRE)—February 22, 2016--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2015.

Highlights

Fourth Quarter 2015

▪	Reported quarterly FFOM of $79.1 million or $0.69 per fully diluted share versus $75.8 million or $0.71 per fully diluted share in the fourth quarter prior year.

▪	Increased same store wholly-owned Net Operating Income (NOI) by 3.7 percent over the fourth quarter 2014.

▪	Achieved same store wholly-owned average physical occupancy of 97.8 percent for the fourth quarter 2015 compared to 97.8 percent for the fourth quarter 2014.

▪
Preleased the same store wholly-owned portfolio for the upcoming 2016-2017 academic year to 64.0 percent applied for and 59.3 percent leased as of February 19, 2016 with a current projected rental rate increase of 3.0 percent. This compares to 64.9 percent applied for and 58.3 percent leased for the same date prior year.

▪
Executed predevelopment agreements for three previously announced on-campus awards with American Campus Equity (ACE®) transactions being selected by the University of California-Berkeley, Northeastern University and a second phase at Butler University. The developments are expected to total approximately 2,214 on-campus beds and target delivery in Fall 2018 and Fall 2019.

▪
Subsequent to quarter end, commenced construction on three core developments, increasing the company’s market share in each of the markets. The three projects, which target deliveries in Fall 2017, include a fourth phase ACE project on the campus of Northern Arizona University and two off-campus projects located pedestrian to Baylor University and Texas Tech University.

▪
Subsequent to quarter end, raised $708.2 million in net proceeds from a public offering of 17,940,000 shares of common stock at a price of $41.25 per share on February 5, 2016, which includes 2,340,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

▪	Subsequent to quarter end, the company’s corporate credit rating was upgraded from BBB- to BBB by Standard & Poor’s Ratings Services.

▪
Awarded two Developer Pillars of the Industry Awards by the National Association of Home Builders, for which Chestnut Square, an ACE community serving Drexel University, was named 2015 Best Mixed-Use Community and 2015 Best Student Housing Rental Apartment Community.

Full Year 2015

▪	Reported full year FFOM of $269.3 million or $2.36 per fully diluted share compared to $255.1 million or $2.38 per fully diluted share for the full year 2014.

▪	Increased same store wholly-owned NOI by 4.5 percent over the year ended December 31, 2014.

▪
Completed construction and delivered four owned development assets totaling $297.6 million, containing 3,187 beds, into service. The four new core pedestrian communities are located less than 0.2 miles from their respective campuses and were 92.5 percent occupied as of December 31, 2015 as compared to 88.8 percent as of September 30, 2015.

▪
Commenced or continued construction on 12 owned-development and presale development projects totaling $672.3 million containing 8,037 beds with an average distance to campus of less than 0.1 miles, including six on-campus ACE communities totaling $346.8 million and 4,219 beds.

▪
Acquired seven core assets located on or pedestrian to campus for a total purchase price of $358.6 million. The high quality communities are located an average of 0.2 miles to campus, average 3.7 years old, and were 97.7 percent occupied as of December 31, 2015.

▪
Completed significant capital recycling activities with the disposition of 20 non-core assets, which averaged over 15 years old and located an average of 1.2 miles from campus. The sales price for these assets totaled $436.7 million, representing an average economic cap rate of 6.3 percent.

“We are extremely excited about the significant future value creation opportunities available with the expansion of our high yielding development pipeline of high quality core pedestrian assets both off campus and through our on-campus ACE program,” said Bill Bayless, American Campus CEO. “Our recent capital markets activity positions our balance sheet to facilitate execution on this expanding pipeline. When combined with our planned capital recycling activities, including the disposition of the majority of our remaining non-core assets, these activities will transform our owned portfolio to one consisting nearly entirely of core Class A products located pedestrian to Tier 1 universities. This portfolio refinement provides the potential for improved rental rate growth, margin expansion and future NOI growth that positions the company to deliver outstanding value creation to our shareholders.”

Fourth Quarter Operating Results

Revenue for the 2015 fourth quarter totaled $202.2 million, an increase of 2.7 percent from $196.8 million in the fourth quarter 2014 and operating income for the quarter totaled $53.7 million versus $52.7 million in the prior year fourth quarter. The increase in revenues and operating income was primarily due to growth resulting from recently completed development properties, increased rental rates for the 2015-2016 academic year, and property acquisitions completed in 2015, offset by the loss of revenue and operating income associated with 20 properties sold during 2015. Net income for the 2015 fourth quarter totaled $28.4 million, or $0.25 per fully diluted share, compared with net income of $26.9 million, or $0.25 per fully diluted share, for the same quarter in 2014. FFO for the 2015 fourth quarter totaled $82.6 million, or $0.72 per fully diluted share, a decrease of 1.4 percent per share, as compared to $78.1 million, or $0.73 per fully diluted share for the same quarter in 2014. FFOM for the 2015 fourth quarter was $79.1 million, or $0.69 per fully diluted share, a decrease of 2.8 percent per share, as compared to $75.8 million, or $0.71 per fully diluted share for the same quarter in 2014.
NOI for same store wholly-owned properties was $92.4 million in the quarter, up 3.7 percent from $89.1 million in the 2014 fourth quarter. Same store wholly-owned property revenues increased by 2.9 percent over the 2014 fourth quarter due to an increase in average rental rates for the 2015-2016 academic year. Same store wholly-owned property operating expenses increased by 1.9 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 3.6 percent to $108.9 million for the quarter from $105.1 million in the comparable period of 2014.

Portfolio Update
Developments
The company is progressing on the construction of its 12 owned-development and presale development projects with expected deliveries in Fall 2016 and 2017. The developments total approximately $672.3 million, are all core Class A assets located on or pedestrian to campus in their respective markets, averaging under 0.1 miles to campus, and are on track to achieve a stabilized development yield in the range of 6.5 - 7.0 percent.

American Campus Equity (ACE)
The company made further advancements in its ACE development program with the execution of predevelopment agreements for three previously announced on-campus development awards with the University of California-Berkeley, Northeastern University, and a second phase project with Butler University. The developments are expected to total approximately 2,214 on-campus beds and target delivery in Fall 2018 and Fall 2019.
During the quarter, the company successfully resolved final administrative items, executed a long-term ground lease and continued construction on University Pointe, a previously announced $44.1 million ACE development located in the heart of the University of Louisville campus, which is replacing 324 beds in three existing residence halls that have been demolished. Upon completion in Fall 2016, the new 531-bed apartment community will expand the company’s presence in this multiple-asset market by joining two existing ACC properties that total 1,403 beds.
Subsequent to quarter end, the company commenced construction on a fourth phase ACE project in partnership with Northern Arizona University. The $56.6 million student apartment community, which targets delivery in Fall 2017, will provide 626 modern beds located in the middle of the university campus, and upon completion, will expand the company’s on campus presence to four properties totaling 2,080 beds.
Off-Campus Owned
Subsequent to quarter end, the company received final entitlements and commenced construction of a 700-bed development serving students attending Baylor University. The $49.8 million community is located 0.2 miles from core campus in a popular pedestrian submarket, and upon delivery in Fall 2017, will create a new multiple-asset market by joining an existing ACC property in the market.
Subsequent to quarter end, the company received final entitlements and commenced construction on 21Hundred @ Overton Park, an $81.6 million core off-campus development located pedestrian to Texas Tech University in Lubbock, Texas. The community, which upon completion in Fall 2017 will consist of 1,204 beds of modern student accommodations, and will expand the company’s presence in this multiple-asset market by joining six existing ACC properties that total 3,816 beds, which were 99.0 percent occupied as of December 31, 2015.
Dispositions
The company continued with its capital recycling efforts and entered into contracts for the disposition of two non-core properties, which contain a total of 1,324 beds, average over 21 years of age, and are located an average of 0.6 miles from campus. The transactions, totaling $73.8 million, are expected to be completed within the next 45 days.
Third-Party Services

During the fourth quarter, financing was completed and construction commenced on a third-party on-campus development project at Oregon State University Cascades. The development is scheduled for completion in December 2016 with $1.9 million in development fees expected to be earned during the construction period.
Capital Markets
Subsequent to quarter end, the company entered into a $150 million unsecured term loan agreement which matures March 29, 2021 and used the proceeds to repay an equal amount outstanding on an existing term loan agreement which matures in January 2017. The new loan is expandable by $50 million upon the satisfaction of certain conditions and bears interest at a variable rate with a spread reflecting current market terms which included a reduction in the LIBOR spread, as compared to the prior term loan, of approximately 10 to 15 basis points.
On February 5, 2016, the company raised $708.2 million in net proceeds from a public offering of 17,940,000 shares of common stock at a price of $41.25 per share, which includes 2,340,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing. Proceeds have been used to repay the outstanding balance on the company’s revolving credit facility and to repay a $250 million unsecured term loan which was scheduled to mature in March 2019. The company intends to use the remaining proceeds for potential repayment of other outstanding debt, to fund the company’s development pipeline, potential acquisitions of student housing properties and for general corporate purposes. The offering further strengthens the balance sheet and positions the company to continue to execute on the significant accretive core development opportunities both on and off campus.
With the application of a portion of the proceeds from the company’s issuance of common stock to fully repay the outstanding balance on the revolving credit facility and the $250 million unsecured term loan which was scheduled to mature in March 2019, all of the company’s current outstanding variable rate debt is hedged with floating-to-fixed interest rate swaps to January 2017.

Subsequent to quarter end, Standard & Poor’s Ratings Services (S&P) upgraded its corporate credit rating on the company from BBB- to BBB. In its report, S&P noted, “We are raising our corporate credit rating on ACC to ‘BBB’, based on the recent deleveraging and strong recent operating performance.” Further, the report states that ACC’s “outlook is stable” and “reflects our view that ACC will achieve modest growth in its same-store portfolio while delivering fully occupied new development projects currently in process”.

At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM Share Offering Program during the fourth quarter, or subsequent to quarter end.
2016 Outlook
The company believes that the financial results for the fiscal year ending December 31, 2016 may be affected by, among other factors:

▪	national and regional economic trends and events;

▪	the timing of acquisitions and/or dispositions;

▪	interest rate risk;

▪	the timing of commencement and completion of construction on owned development projects;

▪	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

▪	university enrollment, funding and policy trends;

▪	the ability of the company to earn third-party management revenues;

▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

▪	the ability of the company to integrate acquired properties;

▪	the outcome of legal proceedings arising in the normal course of business; and

▪	the success of releasing the company’s owned properties for the 2016-2017 academic year.

Based upon these factors, management anticipates that fiscal year 2016 FFO will be in the range of $2.19 to $2.35 per fully diluted share and FFOM will be in the range of $2.14 to $2.30 per fully diluted share. For additional details regarding the company’s 2016 outlook, please see pages 17-18 of the Supplemental Analyst Package 4Q 2015. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2016 is included in Table 4.
Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2016 outlook on Tuesday, February 23, 2016 at 10 a.m. EST (9:00 a.m. CST). Participants from within the U.S. may dial 888-317-6003 passcode 1423264, and participants outside the U.S. may dial 412-317-6061 passcode 1423264 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until March 8, 2016 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) conference number 10077739. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2015, American Campus Communities owned 162 student housing properties containing approximately 99,400 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 201 properties with approximately 128,900 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$5,522,271	$5,308,707
Wholly-owned properties held for sale	55,354	131,014
On-campus participating properties, net	90,129	94,128
Investments in real estate, net	5,667,754	5,533,849

Cash and cash equivalents	16,659	25,062
Restricted cash	33,675	31,937
Student contracts receivable, net	18,475	10,145
Other assets[1]	289,384	233,755

Total assets	$6,025,947	$5,834,748

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$1,101,325	$1,331,914
Unsecured notes	1,197,755	798,305
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	68,900	242,500
Accounts payable and accrued expenses	71,988	70,629
Other liabilities[2]	144,811	121,645
Total liabilities	3,184,779	3,164,993

Redeemable noncontrolling interests	59,511	54,472

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,124	1,072
Additional paid in capital	3,325,806	3,102,540
Treasury stock	(403)	—
Accumulated earnings and dividends	(550,501)	(487,986)
Accumulated other comprehensive loss	(5,830)	(6,072)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,770,196	2,609,554
Noncontrolling interests – partially owned properties	11,461	5,729
Total equity	2,781,657	2,615,283

Total liabilities and equity	$6,025,947	$5,834,748

1.	As of December 31, 2015, other assets include approximately $24.0 million related to net deferred financing costs and the net value of in-place leases.

2.	As of December 31, 2015, other liabilities include approximately $71.7 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Wholly-owned properties	$187,268	$183,760	$704,909	$690,582
On-campus participating properties	10,117	9,825	31,586	28,534
Third-party development services	1,786	394	4,964	4,018
Third-party management services	2,227	1,918	8,813	7,669
Resident services	800	922	3,109	3,112
Total revenues	202,198	196,819	753,381	733,915

Operating expenses:
Wholly-owned properties	79,164	79,541	331,836	329,615
On-campus participating properties	3,270	3,025	12,437	11,290
Third-party development and management services	3,792	3,419	14,346	12,008
General and administrative	5,171	4,724	20,838	18,681
Depreciation and amortization	54,685	51,294	208,788	197,495
Ground/facility leases	2,391	2,046	8,232	7,397
Provision for real estate impairment	—	66	—	2,443
Total operating expenses	148,473	144,115	596,477	578,929

Operating income	53,725	52,704	156,904	154,986

Nonoperating income and (expenses):
Interest income	1,125	1,045	4,421	4,168
Interest expense	(24,162)	(24,489)	(87,789)	(90,362)
Amortization of deferred financing costs	(1,518)	(1,415)	(5,550)	(5,918)
(Loss) gain from disposition of real estate[1]	—	(301)	52,699	(368)
Loss from early extinguishment of debt	—	—	(1,770)	—
Other nonoperating income	—	186	388	186
Total nonoperating expenses	(24,555)	(24,974)	(37,601)	(92,294)

Income before income taxes and discontinued operations	29,170	27,730	119,303	62,692
Income tax provision	(310)	(439)	(1,242)	(1,308)
Income from continuing operations	28,860	27,291	118,061	61,384
Discontinued operations[2]
Loss attributable to discontinued operations	—	—	—	(123)
Gain from disposition of real estate	—	—	—	2,843
Total discontinued operations	—	—	—	2,720
Net income	28,860	27,291	118,061	64,104
Net income attributable to noncontrolling interests	(501)	(441)	(2,070)	(1,265)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$28,359	$26,850	$115,991	$62,839
Other comprehensive income (loss)
Change in fair value of interest rate swaps	2,907	(1,062)	464	(4,859)
Comprehensive income	$31,266	$25,788	$116,455	$57,980
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic	$0.25	$0.25	$1.03	$0.59
Diluted	$0.25	$0.25	$1.02	$0.58

Weighted-average common shares outstanding:
Basic	112,343,835	105,414,388	111,987,361	105,032,155
Diluted	113,001,039	106,024,960	114,032,222	105,711,420

1.
Represents net gains and losses from the sale of wholly-owned properties. Due to a recent change in accounting guidance, disposals of individual operating properties or portfolios that do not represent a strategic shift in the Company’s operations will no longer qualify as discontinued operations and will be classified within income from continuing operations.

2.
The operations for any properties sold during 2014 that were classified as held for sale as of December 31, 2013 are not subject to the new accounting guidance for discontinued operations and have been presented in discontinued operations.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$28,359	$26,850	$115,991	$62,839
Noncontrolling interests	501	441	2,070	1,265
Loss (gain) from disposition of real estate	—	301	(52,699)	(2,475)
Elimination of provision for real estate impairment (1)	—	66	—	2,443
Real estate related depreciation and amortization	53,766	50,477	206,019	195,158
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	82,626	78,135	271,381	259,230

Elimination of operations of on-campus participating properties:
Net income from on-campus participating properties	(3,030)	(2,691)	(4,236)	(3,933)
Amortization of investment in on-campus participating properties	(1,803)	(1,700)	(7,034)	(5,688)
	77,793	73,744	260,111	249,609
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (2)	853	854	3,118	2,721
Management fees	467	448	1,424	1,289
On-campus participating properties development fees (3)	—	—	—	1,070
Impact of on-campus participating properties	1,320	1,302	4,542	5,080

Property acquisition costs(4)	—	705	2,836	705
Impact of University Walk (pre-sale arrangement)(5)	—	—	—	(323)
Elimination of loss from early extinguishment of debt (6)	—	—	1,770	—
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders(4)	$79,113	$75,751	$269,259	$255,071

FFO per share – diluted	$0.72	$0.73	$2.38	$2.42

FFOM per share – diluted(4)	$0.69	$0.71	$2.36	$2.38

Weighted average common shares outstanding - diluted	114,513,960	107,319,712	114,141,997	107,036,208

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.
Starting in 2015, the Company began reflecting the add-back of property acquisition costs as an adjustment when calculating FFOM. FFOM for the three months and year ended December 31, 2014 has been adjusted accordingly in order to reflect comparable results for the periods presented.

3.
Represents losses associated with the early pay-off of mortgage loans for four properties sold during the twelve months ended December 31, 2015. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFOM to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

Table 4
American Campus Communities, Inc. and Subsidiaries
2016 Outlook
(dollars in thousands, except share and per share data)

	Low	High

Net income	$92,800	$99,000
Noncontrolling interests	900	1,100
Depreciation and amortization	195,700	206,100
Funds from operations ("FFO")	$289,400	$306,200

Elimination of operations from on-campus participating properties	(11,000)	(11,400)
Modifications to reflect operational performance of on-campus participating properties	3,800	4,400
Funds from operations - modified ("FFOM")	$282,200	$299,200

Net income per share - diluted	$0.71	$0.76

FFO per share - diluted	$2.21	$2.34

FFOM per share - diluted	$2.16	$2.28

Weighted-average common shares outstanding - diluted	130,950,000	130,950,000

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000